Exhibit 4.2
INDEPENDENT DIRECTOR INDEMNIFICATION AGREEMENT
     This Independent Director Indemnification Agreement (this “Agreement”) dated the 14th day of November, 2007, by and between Home Solutions of America, Inc., a Delaware corporation (the “Company”), and Charles P. McCusker, Jr. (“Indemnitee”).
RECITALS
     A. Competent and experienced persons are reluctant to serve or to continue to serve as Independent Directors (as hereinafter defined) of corporations or in other capacities unless they are provided with adequate protection through insurance or indemnification (or both) against claims against them arising out of their service and activities on behalf of the corporation.
     B. The current uncertainties relating to the availability of adequate insurance have increased the difficulty for corporations of attracting and retaining competent and experienced persons to serve as Independent Directors.
     C. The Board of Directors of the Company (the “Board of Directors”) has determined that the continuation of present trends in litigation will make it more difficult to attract and retain competent and experienced persons to serve as Independent Directors of the Company, that this situation is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of adequate protection in the future.
     D. As a supplement to and in the furtherance of the Company’s Articles of Incorporation, as amended (the “Articles”), and Bylaws, as amended (the “Bylaws”), it is reasonable, prudent, desirable and necessary for the Company contractually to obligate itself to indemnify, and to pay in advance expenses on behalf of Independent Directors to the fullest extent permitted by law so that they will serve or continue to serve the Company free from concern that they will not be so indemnified and that their expenses will not be so paid in advance.
     E. This Agreement is not a substitute for, nor does it diminish or abrogate any rights of Indemnitee under, the Articles and the Bylaws or any resolutions adopted pursuant thereto (including any contractual rights of Indemnitee that may exist).
     F. Indemnitee is an Independent Director of the Company and his willingness to continue to serve in such capacity is predicated, in substantial part, upon the Company’s willingness to indemnify him to the fullest extent permitted by the laws of the State of Delaware and upon other undertakings set forth in this Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and covenants contained herein, the Company and Indemnitee hereby agree as follows:

ARTICLE 1
DEFINITIONS
     Capitalized terms used by not otherwise defined in this Agreement have the meanings set forth below:
     “Corporate Status” means the status of a person who is or was a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of the Company or of any other Enterprise which such person is or was serving at the request of the Company. In addition to any service at the actual request of the Company, Indemnitee will be deemed, for purposes of this Agreement, to be serving or to have served at the request of the Company as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another Enterprise if Indemnitee is or was serving as a director, officer, employee, partner, member, manager, fiduciary, trustee or agent of such Enterprise and (i) such Enterprise is or at the time of such service was a Controlled Affiliate, (ii) such Enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored on maintained by the Company or a Controlled Affiliate or (iii) the Company or a Controlled Affiliate directly or indirectly caused Indemnitee to be nominated, elected, appointed, designated, employed, engaged or selected to serve in such capacity.
     “Controlled Affiliate” means any corporation, limited liability company, partnership, joint venture, trust or other Enterprise, whether or not for profit, that is directly or indirectly controlled by the Company. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of an Enterprise, whether through the ownership of voting securities, through other voting rights by contract or otherwise; provided, however, that direct or indirect beneficial ownership of capital stock or other interests in an Enterprise entitling the holder to cast 30% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such Enterprise will be deemed to constitute “control” for purposes of this definition.
     “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
     “DGCL” means the Delaware General Corporation Law, as amended, and any successor statute thereto.
     “Enterprise” means the Company and any other corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other entity or other enterprise of which Indemnitee is or was serving at the request of the Company in a Corporate Status.
     “Expenses” means all attorney’s fees, disbursements and retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, fax transmission charges, secretarial services, delivery service fees and all other disbursements or expenses paid or incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding, or in connection with seeking indemnification under this Agreement. Expenses will also include Expenses paid or incurred in connection with any appeal resulting from any Proceeding, including the premium, security for and other costs relating to any appeal bond or its equivalent. Expenses, however, will not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
     “Independent Counsel” means an attorney or firm of attorneys that is experienced in matters of corporation law and neither currently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnity under this Agreement and/or the indemnification provisions of the Articles or Bylaws, or of other indemnitees under similar indemnification agreement), or (ii) any other part to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in to action to determine Indemnitee’s rights under this Agreement.
     “Independent Director” means a director of the Company who qualifies as “independent” as determined by the Board of Directors or any committee thereof.
     “Losses” means any loss, liability, judgments, damages, amounts paid in settlement, fines (including excise taxes and penalties assessed with respect to employee benefit plans), penalties (whether civil, criminal or otherwise) and all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.
     “Proceeding” means any threatened, pending or completed action, suit, claim, demand, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, including any and all appeals, whether brought by or in the right of the Company or otherwise, whether civil, criminal, administrative or investigative, whether formal or informal, and in each case whether or not commenced prior to the date of this Agreement, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of or relating to Indemnitee’s Corporate Status and by reason of or relating to either (i) any action or alleged action taken by Indemnitee (or failure or alleged failure to act) or of any action or alleged action (or failure or alleged failure to act) on Indemnitee’s part, while acting in his Corporate Status or (ii) the fact that Indemnitee is or was serving at the request of the Company as director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another Enterprise, in each case whether or not serving in such capacity at the time any Loss or Expense is paid or incurred for which indemnification or advancement of Expenses can be provided under this Agreement, except one initiated by Indemnitee to enforce his rights under this Agreement. For purposes of this definition, the term “threatened” will be deemed to include Indemnitee’s good faith belief that a claim or other assertion may lead to institution of a Proceeding.
     References to “serving at the request of the Company” include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to under applicable law or in this Agreement.
ARTICLE 2
SERVICES TO THE COMPANY
     2.1 Services to the Company. Indemnitee currently serves or has agreed to serve as an Independent Director of the Company. Indemnitee and the Company each acknowledge that they have entered into this Agreement as a means of inducing Indemnitee to serve, or continue to serve, the Company in such capacity. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of the law), in which event the Company will have no obligation under this Agreement to continue Indemnitee in such position. This Agreement will not be construed as giving Indemnitee any right to be retained in the employ of the Company (or any other Enterprise).
ARTICLE 3
INDEMNIFICATION
     3.1 Company Indemnification. Except as otherwise provided in this Article 3, if Indemnitee was, is or becomes a part to, or was or is threatened to be made a party to, or was or is otherwise involved in, any Proceeding, the Company will indemnify and hold harmless Indemnitee to the fullest extent permitted by the Articles, Bylaws and applicable law, as the same exists or may hereafter be amended, interpreted or replaced (but in the case of any such amendment, interpretation or replacement, only to the extent that such amendment, interpretation or replacement permits the Company to provide broader indemnification rights than were permitted prior thereto), against any and all Expenses and Losses, and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any prepayments under this Agreement, that are actually and reasonably paid or incurred by Indemnitee in connection with such Proceeding. For purposes of this Agreement, the meaning of the phrase “to the fullest extent permitted by law” will include to the fullest extent permitted by the DGCL with respect to such matters.
     3.2 Mandatory Indemnification if Indemnitee is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement (other than Section 6.9), to the extent that Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding or any part thereof, the Company will indemnify Indemnitee against all Expenses that are actually and reasonably paid or incurred by Indemnitee in connection therewith. If Indemnitee is not wholly successful in such Proceeding, but is successful, on the merits or otherwise, as to one or more but fewer than all claims, issues, or matters in such Proceeding, the Company will indemnify and hold harmless Indemnitee against all Expenses paid or incurred by Indemnitee in connection with each successfully resolved claim, issue or matter on which Indemnitee was successful. For purposes of this Section 3.2, the termination of any Proceeding, or any claim, issue or matter in such Proceeding, by dismissal with or without prejudice will be deemed to be a successful result as to such Proceeding, claim, issue or matter.

     3.3 Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, the Company will indemnify Indemnitee against all Expenses actually and reasonably paid or incurred by Indemnitee on his behalf in connection therewith.
     3.4 Exclusions. Notwithstanding any other provision of this Agreement, the Company will not be obligated under this Agreement to provide indemnification in connection with the following:
     (a) Any Proceeding (or part of any Proceeding) initiated or brought voluntarily by Indemnitee against the Company or its directors, officers, employees or other indemnities, unless the Board of Directors has authorized or consented to the initiation of the Proceeding (or such part of any Proceeding); provided, however, that nothing in this Section 3,4(a) shall limit the right of Indemnitee to be indemnified under Section 8.4.
     (b) For an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or any similar successor statute.
     3.5 INDEMNIFICATION FOR NEGLIGENCE, GROSS NEGLIGENCE, ETC. WITHOUT LIMITING THE GENERALITY OF ANY OTHER PROVISION HEREUNDER, IT IS THE EXPRESS INTENT OF THE PARTIES TO THIS AGREEMENT THAT INDEMNITEE BE INDEMNIFIED AND EXPENSES BE ADVANCED REGARDLESS OF INDEMNITEE’S ACTS OF NEGLIGENCE, GROSS NEGLIGENCE OR INTENTIONAL OR WILLFUL MISCONDUCT TO THE EXTENT THAT INDEMNIFICATION AND ADVANCEMENT OF EXPENSES IS ALLOWED PURSUANT TO THE TERMS OF THIS AGREEMENT AND UNDER APPLICABLE LAW.
ARTICLE 4
ADVANCEMENT OF EXPENSES
     4.1 Expense Advances. Except as set forth in Section 4.2, the Company will, if requested by Indemnitee, advance, to the fullest extent permitted by law, to Indemnitee (hereinafter an “Expense Advance”) any and all Expenses actually and reasonably paid or incurred by Indemnitee in connection with any Proceeding (whether prior to or after its final disposition). Indemnitee’s right to each Expense Advance will not be subject to the satisfaction of any standard of conduct and will be made without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement, or under provisions of the Articles or Bylaws or otherwise. Each Expense Advance will be unsecured and interest free and will be made by the Company without regard to Indemnitee’s ability to repay the Expense Advance; provided, however, that if applicable law requires, an Expense Advance will be made only upon delivery to the Company of an undertaking (hereinafter an “Undertaking”), by or on behalf of Indemnitee, to repay such Expense Advance if it is ultimately determined, by final decision by a court or arbitrator, as applicable, from which there is no further right to appeal, that Indemnitee is not entitled to be indemnified for such Expenses under the Articles, Bylaws, the DGCL, this Agreement or otherwise. An Expense eligible for an Expense Advance will include any and all reasonable Expenses incurred pursing any action to enforce the right of advancement provided for in this Article 4, including Expenses incurred preparing and forwarding statements to the Company to support the Expense Advances claimed.
     4.2 Exclusions. Indemnitee will not be entitled to any Expense Advance in connection with any of the matters for which indemnity is excluded pursuant to Section 3.4.
     4.3 Timing. An Expense Advance pursuant to Section 4.1 will be made within five (5) business days after the receipt by the Company of a written statement or statements from Indemnitee requesting such Expense Advance (which statement or statements will include, if requested by the Company, reasonable detail underlying the Expenses for which the Expense Advance is requested), whether such request is made prior to or after final deposition of such Proceeding. Such request must be accompanied by or preceded by the Undertaking, if then required by the DGCL or any other applicable law.
ARTICLE 5
CONTRIBUTION IN THE EVENT OF JOINT LIABILITY
     5.1 Contribution by Company. To the fullest extent permitted by law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount of Expenses and Losses actually and reasonably incurred or paid by Indemnitee in connection with any Proceeding in proportion to the relative benefits received by the Company and all officers, directors and employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors and employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding),on the one hand, and Indemnitee, on the other than, in connection with the events that resulted in such Expenses and Losses, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of the Company and all officers, directors and employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee on the other hand, will be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct was active or passive.
     5.2 Indemnification for Contribution Claims by Others. To the fullest extent permitted by law, the Company will fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by other officers, directors or employees of the

Company who may be jointly liable with Indemnitee for any Loss or Expense arising from a Proceeding.
ARTICLE 6
PROCEDURES AND PRESUMPTIONS FOR THE
DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION
     6.1 Notification of Claims; Request for Indemnification. Indemnitee agrees to notify promptly the Company in writing of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement; provided, however, that a delay in giving such notice will not deprive Indemnitee of any right to be indemnified under this Agreement unless, and then only to the extent that, the Company did not otherwise learn of the Proceeding and such delay is materially prejudicial to the Company’s ability to defend such Proceeding; and provided, further, that notice will be deemed to have been given without any action on the part of Indemnitee in the event the Company is a party to the same Proceeding. The omission to notify the Company will not relieve the Company from any liability for indemnification which it may have to Indemnitee otherwise than under this Agreement. Indemnitee may deliver to the Company a written request to have the Company indemnify and hold harmless Indemnitee in accordance with this Agreement. Subject to Section 6.9, such request may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his sole discretion. Following such a written request for indemnification, Indemnitee’s entitlement to indemnification shall be determined according to Section 6.2. The Secretary of the Company will, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification. The Company will be entitled to participate in any Proceeding at its own expense.
     6.2 Determination of Right to Indemnification. Upon written request by Indemnitee for indemnification pursuant to Section 6.1 hereof with respect to any Proceeding, a determination, if, but only if, required by applicable law, with respect to Indemnitee’s entitlement thereto will be made by one of the following, at the election of Indemnitee: (1) so long as there are Disinterested Directors with respect to such Proceeding, a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (2) so long as there are Disinterested Directors with respect to such Proceeding, a committee of such Disinterested Directors designated by a majority vote of such Disinterested Directors, even though less than a quorum of the Board of Directors of (3) Independent Counsel in a written opinion delivered to a Board of Directors, a copy of which will also be delivered to Indemnitee. The election by Indemnitee to use a particular person, persons, or entity to make such determination is to be included in the written request for indemnification submitted by Indemnitee (and if no election is made in the request it will be assumed that Indemnitee has elected the Independent Counsel to make such determination). The person, persons or entity chosen to make a determination under this Agreement of the Indemnitee’s entitlement to indemnification will act reasonably and in good faith in making such determination.
     6.3 Selection of Independent Counsel. If the determination of entitlement to indemnification pursuant to Section 6.2 will be made by an Independent Counsel, the Independent Counsel will be selected as provided in this Section 6.3. The Independent Counsel will be selected by Indemnitee (unless Indemnitee requests that such selection be made by the Board of Directors, in which event the immediately following sentence will apply) and Indemnitee will give written notice to the Company advising it of the identity of the Independent Counsel so selected. If the Independent Counsel is selected by the Board of Directors, the Company will give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection is given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in this Agreement, and the objection will set forth with particularly the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not reserve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within thirty (30) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6.1, no Independent Counsel is selected, or an Independent Counsel for which an objection thereto has been property made remains unresolved, either the Company or Indemnitee may petition the appropriate court of the State of Delaware or other court of competent jurisdiction for resolution of any objection which has been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court may designate, and the person with respect to whom all objections are so resolved or the person so appointed will act as Independent Counsel under Section 6.2. The Company will pay any and all fees and expenses incurred by such Independent Counsel in connection with acting pursuant to Section 6.2 hereof, and the Company will pay all fees and expenses incident to the procedures of this Section 6.3, regardless of the manner in which such Independent Counsel was selected or appointed.
     6.4 Burden of Proof. In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination will presume the Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion, by clear and convincing evidence. In making a determination with respect to entitlement to indemnification hereunder which under this Agreement, the Articles, Bylaws or applicable law requires a determination of Indemnitee’s good faith and/or whether Indemnitee acted in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, the person, persons or entity making such determination will presume that Indemnitee has at all times acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion, by clear and convincing evidence. Indemnitee will be deemed to have acted in good faith if Indemnitee’s action with respect to a particular Enterprise is based on the records or books of account of such Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of such Enterprise in the course of their duties, or on the advice of legal counsel for such Enterprise or on information or records given or reports made to such Enterprise by an independent certified public accountant or by an appraiser or other expert selected by such Enterprise; provided, however, this sentence will not be deemed to limit in any way the other circumstances in which Indemnitee may be deemed to have met such standard of conduct. In addition, the knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of such Enterprise will not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
     6.5 No Presumption in Absence of a Determination or As Result of an Adverse Determination; Presumption Regarding Success. Neither the failure of any person, persons or entity chosen to make a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief to make such determination, nor an actual determination by such person, persons or entity that Indemnitee has not met such standard of conduct or did not have such believe, prior to or after the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under this Agreement under applicable law, will be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In addition, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, will not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by this Agreement or applicable law. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by final adverse judgment (as to which all rights of appeal therefrom have been exhausted or lapsed) against Indemnitee (including, without limitation, settlement of such Proceeding with or without payment of money or other consideration) it will be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion, by clear and convincing evidence.
     6.6 Timing of Determination. The Company will use its reasonable best efforts to cause any determination required to be made pursuant to Section 6.2 to be made as promptly as practicable after Indemnitee has submitted a written request for indemnification pursuant to Section 6.1. If the person, persons or entity chosen to make a determination does not make such determination within thirty (30) days after the later of the date (a) the Company receives Indemnitee’s request for indemnification pursuant to Section 6.1 and (b) on which an Independent Counsel is selected pursuant to Section 6.3, if applicable (and all objections to such person, if any, have been resolved), the requisite determination of entitlement to indemnification will be deemed to have been made and Indemnitee will be entitled to such indemnification, so long as (i) Indemnitee has fulfilled his obligations pursuant to Section 6.8 and (ii) such indemnification is not prohibited under applicable law; provided, however, that such thirty (30) day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making the termination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining of or evaluating of documentation and/or information relating thereto.
     6.7 Timing of Payments. All payments of Expenses, including any Expense Advance, and other amounts by the Company to the Indemnitee pursuant to this Agreement will be made as soon as practicable after a written request or demand therefor by Indemnitee is presented to the Company, but in no event later than thirty (30) days after (i) such demand is presented or (ii) such later date as a determination of entitlement to indemnification is made in accordance with Section 6.6, if applicable; provided, however, that an Expense Advance will be made within the time provided in Section 4.3 hereof.
     6.8 Cooperation. Indemnitee will cooperate with the person, persons or entity making a determination with respect to Indemnitee’s entitlement to indemnification, including provided to such person, persons or entity, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonable available to Indemnitee and reasonably necessary to such determination. Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination will be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company will indemnify Indemnitee therefor and will hold Indemnitee harmless therefrom.
     6.9 Time for Submission of Request. Indemnitee will be required to submit any request for Indemnification pursuant to this Article 6 within a reasonable time, not to exceed two (2) years, after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere (or its equivalent) or other full or partial final determination or disposition of the Proceeding (with the latest date of the occurrence of any such event to be considered the commencement of the two (2) year period).
ARTICLE 7
LIABILITY INSURANCE
     7.1 Company Insurance. Subject to Section 7.3, the Company will obtain and maintain a policy or policies of insurance with one or more reputable insurance companies providing Indemnitee with coverage in such amount as will be determined by the Board of Directors for Losses and Expenses paid or incurred by Indemnitee as a result of acts or omissions of Indemnitee in his Corporate Status, and to ensure the Company’s performance of its indemnification obligations under this Agreement; provided, however, in all policies of director and officer liability insurance obtained by the Company, Indemnitee will be named as an insured party in such manner as to provide Indemnitee with the same rights and benefits as are afforded to the most favorably insured directors or officers, as applicable, of the Company under such policies. Any reductions to the amount of director and officer liability insurance coverage maintained by the Company as of the date hereof will be subject to the approval of the Board of Directors.
     7.2 Notice to Insurers. If, at the time of receipt by the Company of a notice from any source of a Proceeding as to which Indemnitee is a party or participant, the Company will give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies, and the Company will provide Indemnitee with a copy of such notice and copies of all subsequent correspondence between the Company and such insurers related thereto. The Company will thereafter take all necessary or desirable actions to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

     7.3 Insurance Not Required. Notwithstanding Section 7.1, the Company will have no obligation to obtain or maintain the insurance contemplated by Section 7.1 if the Board of Directors determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionately high compared to the amount of coverage provided, or if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit. The Company will promptly notify Indemnitee of any such determination not to provide insurance coverage.
ARTICLE 8
REMEDIES OF INDEMNITEE
     8.1 Action by Indemnitee. In the event that (i) a determination is made pursuant to Article 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) an Expense Advance is not timely made pursuant to Section 4.3 of this Agreement, (iii) no determination of entitlement to indemnification is made within the applicable time periods specified in Section 6.6 or (iv) payment of indemnified amounts is not made within the applicable time periods specified in Section 6.7, Indemnitee will be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or payment of an Expense Advance. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The provisions of Delaware law (without regard to its conflict of laws rules) will apply to any such arbitration. The Company will not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.
     8.2 De Novo Review if Prior Adverse Determination. In the event that a determination is made pursuant to Article 6 that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Article 8 will be conducted in all respects as a de novo trial or arbitration, as applicable, on the merits and Indemnitee will not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Article 8, Indemnitee will be presumed to be entitled to indemnification under this Agreement, the Company will have the burden of proving Indemnitee is not entitled to indemnification and the Company may not refer to or introduce evidence of any determination pursuant to Article 6 adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Article 8, Indemnitee will not be required to reimburse the Company for any Expense Advance made pursuant to Article 4 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).
     8.3 Company Bound by Favorable Determination by Reviewing Party. If a determination is made that Indemnitee is entitled to indemnification pursuant to Article 6, the Company will be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Article 8, absent (i) a misstatement by Indemnitee of a material fact or an omission of a material fact necessary to make Indemnitee’s statements in connection with the request for indemnification not materially misleading or (ii) a prohibition of such indemnification under law.

     8.4 Company Bears Expenses if Indemnitee Seeks Adjudication. In the event that Indemnitee, pursuant to this Article 8, seeks a judicial adjudication or arbitration of his rights under, or to recover damages for breach of, this Agreement, any other agreement for indemnification, the indemnification or advancement of expenses provisions in the Articles or Bylaws, payment of Expenses in advance or contribution hereunder or to recover under any director and officer liability insurance policies maintained by the Company, the Company will, to the fullest extent permitted by law, indemnify and hold harmless Indemnitee against any and all Expenses which are paid or incurred by Indemnitee in connection with such judicial adjudication or arbitration, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, payment of Expenses in advance or contribution or insurance recovery. In addition, if requested by Indemnitee, the Company will (within five days after receipt by the Company of the written request therefore), pay as an Expense Advance such Expenses, to the fullest extent permitted by law.
     8.5 Company Bound by Provisions of this Agreement. The Company will be precluded from asserting in any judicial or arbitration proceeding commenced pursuant to this Article 8 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and will stipulate in any such judicial or arbitration proceeding that the Company is bound by all the provisions of this Agreement.
ARTICLE 9
NON-EXCLUSIVITY, SUBROGATION; NO DUPLICATIVE PAYMENTS;
MORE FAVORABLE TERMS
     9.1 Non-Exclusivity. The rights of indemnification and to receive Expense Advances as provided by this Agreement will not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Articles, the Bylaws, any agreement, a vote of stockholders, a resolution of the directors or otherwise. To the extent Indemnitee otherwise would have any greater right to indemnification or payment of any advancement of Expenses under any other provisions under applicable law, the Articles, Bylaws an agreement, vote of stockholders, a resolution of directors or otherwise, Indemnitee will be entitled under this Agreement to such greater right. No amendment, alteration or repeal of this Agreement or of any provision hereof limits or restricts any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Articles, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy will be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.

     9.2 Subrogation. In the event of any payment by the Company under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect thereto and Indemnitee will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights (it being understood that all of Indemnitee’s reasonable Expenses related thereto will be borne by the Company).
     9.3 No Duplicative Payments. The Company will not be liable under this Agreement to make any payment of amounts otherwise identifiable (or any Expense for which advancement is provided) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee in respect of Proceedings relating to Indemnitee’s service at the request of the Company as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of any other Enterprise will be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such other Enterprise.
     9.4 More Favorable Terms. In the event the Company enters into an indemnification agreement with another officer or director, as the case may be, containing terms more favorable to the Indemnitee thereof than the terms contained herein (and absent special circumstances justifying such more favorable terms), Indemnitee will be afforded the benefit of such more favorable terms and such more favorable terms will be deemed incorporated by reference herein as if set forth in full herein. As promptly as practicable following the execution thereof, the
SECTION 10
DEFENSE OF PROCEEDINGS
     10.1 Company Assuming the Defense. Subject to Section 10.3 below, in the event the Company is obligated to pay in advance the Expenses of any Proceeding pursuant to Article 4 the Company will be entitled, by written notice to Indemnitee, to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval will not be unreasonably withheld. The Company will identify the counsel it proposes to employ in connection with such defense as part of the written notice sent to Indemnitee notifying Indemnitee of the Company’s election to assume such defense, and Indemnitee will be required, within ten (10) days following Indemnitee’s receipt of such notice, to inform the Company of its approval of such counsel or, if it has objections, the reasons therefor. If such objections cannot be resolved by the parties, the Company will identify alternative counsel, which counsel will also be subject to approval by Indemnitee in accordance with the procedure described in the prior sentence.
     10.2 Right of Indemnitee to Employ Counsel. Following approval of counsel by Indemnitee pursuant to Section 10.1 and retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees and expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding; provided, however, that (a) Indemnitee has the right to employ counsel in any such Proceeding at Indemnitee’s expense and (b) the Company will be required to pay the fees and expenses of

Indemnitee’s counsel if (i) the employment of counsel by Indemnitee has been previously authorized by the Company, (ii) Indemnitee reasonably concludes that there is an actual or potential conflict between the Company (or any other person or persons included in a joint defense) and Indemnitee in conduct of such defense or representation by such counsel retained by the Company or (iii) the Company does not continue to retain the counsel approved by Indemnitee.
     10.3 Company not Entitled to Assume Defense. Notwithstanding Section 10.1, the Company will not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or any Proceeding as to which Indemnitee has reasonably made the conclusion provided for in Section 10.2(b)(ii).
SECTION 11
SETTLEMENT
     11.1 Company Bound by Provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent.
     11.2 When Indemnitee’s Prior Consent Required. The Company will not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, any non-monetary remedy imposed on Indemnitee or a Loss for which Indemnitee is not wholly indemnified hereunder or (ii) with respect to any Proceeding with respect to which Indemnitee may be or is made a party or a participant or may be or is otherwise entitled to seek indemnification hereunder, does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release will be in form and substance reasonably satisfactory to Indemnitee. Neither the Company nor Indemnitee will unreasonably withhold its consent to any proposed settlement; provided, however, Indemnitee may withhold consent to any settlement that does not provide a full and unconditional release of Indemnitee from all liability in respect of such Proceeding.
ARTICLE 12
DURATION OF AGREEMENT
     12.1 Duration of Agreement. This Agreement will continue until and terminate upon the latest of (a) the statute of limitations applicable to any claim that could be asserted against an Indemnitee with respect to which Indemnitee may be entitled to indemnification and/or an Expense Advance under this Agreement, (b) ten (10) years after the date that Indemnitee has ceased to serve as a director or officer of the Company or as a director, officer, employee, partner, member, manager, fiduciary or agent of any other Enterprise which Indemnitee served at the request of the Company, or (c) if, at the later of the dates referred to in (a) and (b) above, there is pending a Proceeding in respect of which Indemnitee is granted rights of indemnification or the right to an Expense Advance under this Agreement or a Proceeding commenced by Indemnitee pursuant to Article 8 of this Agreement, one (1) year after the final termination of such Proceeding, including any and all appeals. Notwithstanding anything else to the contrary contained herein, this Agreement and the Indemnitee’s rights hereunder shall remain in full force and effect notwithstanding the Indemnitee’s loss of status as an Independent Director.
ARTICLE 13
MISCELLANEOUS
     13.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, it is agreed that the provisions contained in this Agreement are a supplement to, and not a substitute for, any provisions regarding the same subject matter contained in the Articles, the Bylaws and any employment or similar agreement between the parties.
     13.2 Assignment; Binding Effect; Third Party beneficiaries. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party and any such assignment by a party without prior written approval of the other parties will be deemed invalid and not binding on such other parties; provided, however, that the Company may assign all (but not less than all) of its rights, obligations and interests hereunder to any direct or indirect successor to all or substantially all of the business or assets of the Company by purchase, merger, consolidation or otherwise and will cause such successor to be bound by and expressly assume the terms and provisions hereof. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, permitted assigns, heirs, executors and personal and legal representatives. There are no third party beneficiaries having rights under or with respect to this Agreement.
     13.3 Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight deliver service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof).
If to the Company:
Home Solutions of America, Inc.
1500 Dragon Street, Suite B
Dallas, Texas 75204
Facsimile No: (214) 333-9435
Attention: Chief Executive Officer
     If to Indemnitee:

_____________
_____________
Facsimile No: __________
All notices, requests or other communication will be effective and deed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth (5th) business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipients time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.
     13.4 Specific Performance; Remedies. Each party acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in the equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.
     13.5 Headings. The article in section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
     13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.
     13.7 Amendment. This Agreement may not be amended or modified except by a writing signed by all of the parties.
     13.8 Extensions; Waivers. Any party may, for itself only, (i) extend the time for the performance of any of the obligations of any other party under this Agreement, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party or default, misrepresentation or beach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder, or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the dame or of any other right or remedy.
     13.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.
     13.10 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be made by exchange of copies of the signature page by facsimile transmission or email of a pdf or tiff formatted document.
     13.11 Construction. This Agreement had been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warrant, or covenant. Time is of the essence in the performance of this Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HOME SOLUTIONS OF AMERICA
By:	/s/ Jeffrey M. Mattich
Name: Jeffrey M. Mattich
Title: Chief Financial Officer

INDEMNITEE:
/s/ Charles P. McCusker, Jr.
Name: Charles P. McCusker